UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

LOWE’S COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 29, 2020

The following Notice of Change of Location relates to the proxy statement (the “Proxy Statement”) of Lowe’s Companies, Inc. (the “Company”), dated April 16, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2020 Annual Meeting of Shareholders to be held on Friday, May 29, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about May 4, 2020. The Notice and accompanying press release should be read in conjunction with the Proxy Statement.

LOWE’S COMPANIES, INC.

1000 Lowes Boulevard

Mooresville, North Carolina 28117

(704) 758-1000

NOTICE OF CHANGE OF LOCATION

TO VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 29, 2020 at 10:00 A.M. EASTERN TIME

Dear Shareholders:

This Notice of Change of Location (this “Notice”) provides updated information with respect to the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Lowe’s Companies, Inc. (the “Company”) to be held on Friday, May 29, 2020 at 10:00 a.m. Eastern Time. On April 16, 2020, the Company commenced distribution to its shareholders of its proxy materials for the Annual Meeting, filed with the Securities and Exchange Commission that same day. This Notice should be read in conjunction with those proxy materials.

On May 4, 2020, the Company issued a press release that due to the ongoing public health impact of the coronavirus (COVID-19) pandemic, the Annual Meeting will be held in a virtual only format. NOTICE IS HEREBY GIVEN that the Annual Meeting will be held virtually on Friday, May 29, 2020 at 10:00 a.m. Eastern Time. The virtual meeting and live audio webcast can be accessed at www.virtualshareholdermeeting.com/LOW2020. You will not be able to attend the Annual Meeting in person.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder of record as of the close of business on March 23, 2020 or hold a legal proxy for the meeting provided by your broker, trust, bank or other nominee. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/LOW2020, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice you previously received. We encourage you to access the meeting in advance of the designated start time to allow time for you to log-in and test your device’s audio system.

You may ask questions and vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

Sincerely,

Ross W. McCanless

Executive Vice President, General Counsel and Corporate Secretary

May 4, 2020

For 9:00 a.m. ET Release

Contacts:	Shareholders’/Analysts’ Inquiries: Heather Hollander 704-758-3579 heather.hollander@lowes.com	Media Inquiries: Jackie Pardini Hartzell 704-758-4317 jaclyn.pardini@lowes.com

Lowe’s to Hold Virtual Annual Meeting of Shareholders

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) announced today that it will host its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) in a virtual format because of the public health impact of COVID-19. The Annual Meeting will be held as previously scheduled at 10 a.m. Eastern time, Friday, May 29, 2020, in accordance with the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 16, 2020.

Shareholders of record at the close of business on the record date, March 23, 2020, or their legal proxy for the meeting, will be able to participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/LOW2020. To vote or ask questions during the meeting, shareholders must enter the 16-digit control number found on their proxy card, voting instruction form or the notice previously sent. Individuals interested in attending the Annual Meeting who do not have a control number or who are not shareholders may attend as a guest.

We encourage all shareholders to vote promptly in advance of the meeting by using one of the methods described in the proxy materials. Shareholders may submit questions during the meeting via the “Ask a Question” field at www.virtualshareholdermeeting.com/LOW2020. If a question is unable to be answered because of time constraints, Lowe’s encourages shareholders to contact Lowe’s Investor Relations at investorrelations@lowes.com.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 18 million customers a week in the United States and Canada. With fiscal year 2019 sales of $72.1 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 associates. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

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